Exhibit 99.1

For Immediate Release:

Media Contact:
Mollie Elizabeth Condra
HealthStream
(615)-301-3237
mollie.condra@healthstream.com

HealthStream Signs New Four-Year Agreement with HCA

 Nashville, Tenn. (October 2, 2006)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning solutions for the healthcare industry, today announced that HCA Information Technology & Services, Inc., a subsidiary of HCA, Inc., has entered into a new four-year agreement with HealthStream for enterprise-wide learning services. The agreement becomes effective October 1, 2006, and includes an optional one-year renewal following the expiration of the initial four-year term.

HealthStream reiterates its 2006 financial expectations that include revenue growth of 13 to 15 percent over 2005 and net income that is comparable to 2005.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 1,377,000 contracted healthcare professionals have selected the Internet-based HealthStream Learning Center™, HealthStream’s learning platform. The Company’s learning products and services are used by healthcare organizations to meet the full range of their training needs, including training and assessment. Once subscribed to the HealthStream Learning Center™, customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company’s nationwide network of hospital customers. (www.healthstream.com)

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company’s preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company’s operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company’s financial and accounting procedures and other matters referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized.

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